Exhibit 10.49
RESTRICTED SHARE UNIT AGREEMENT
under the
TRACTOR SUPPLY COMPANY
2006 STOCK INCENTIVE PLAN
THIS RESTRICTED SHARE UNIT AGREEMENT, dated «Grant_Date», is made by and between Tractor Supply Company, a Delaware corporation hereinafter referred to as “Company,” and «Participant_Name», an Employee of the Company or a Subsidiary, hereinafter referred to as “Grantee”:
WHEREAS, the Company wishes to afford the Grantee the opportunity to acquire shares of Common Stock or their economic equivalent; and
WHEREAS, the Company wishes to carry out the Company’s 2006 Stock Incentive Plan (the “Plan”) (the terms of which are hereby incorporated by reference and made a part of this Restricted Share Unit Agreement); and
WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”), appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant Restricted Share Units, as defined in Section 2(ee) of the Plan, provided for herein to the Grantee as an inducement to enter into or remain in the service of the Company or its Subsidiaries and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officer to issue said Restricted Share Units;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
SECTION 1. Grant of Restricted Share Units
1.1. Grant of Restricted Share Units. In consideration of the Grantee’s agreement to provide services to the Company or its Subsidiaries, and for other good and valuable consideration, on the date listed hereof the Company irrevocably grants to the Grantee «Shares_Granted» Restricted Share Units, subject to the conditions described in Section 2 as well as the other provisions of this Restricted Share Unit Agreement and the terms of the Plan.
1.2. Adjustments in Restricted Share Units. The Committee shall make adjustments with respect to this Restricted Share Units grant in accordance with the provisions of Section 4.2 of the Plan.
SECTION 2. Vesting
2.1 Vesting of Restricted Share Units. Subject to Sections 2.2 and 2.3, 100% of the Restricted Share Units awarded under this Restricted Share Unit Agreement shall vest upon the third anniversary of the date of this Restricted Share Unit Agreement; however, provided the Committee may determine, in its sole discretion, that certain Restricted Share Units may vest earlier than upon the third anniversary of the date of this Restricted Share Unit Agreement.

2.2 Acceleration of Vesting.
(a)
In the event of a termination of employment resulting from a Grantee’s death or Disability (as defined below), any unvested Restricted Share Units granted hereunder shall vest in full as of the date of such termination. For purposes of this Restricted Share Unit Agreement, “Disability” means a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.

(b)	Notwithstanding Section 2.1, in the event of a Change in Control, the Restricted Share Units shall vest according to Section 13 of the Plan.
2.3. Risk of Forfeiture. Subject to Section 2.1 and 2.2, upon a termination of employment with the Company, Grantee shall forfeit any non-vested Restricted Share Units.
2.4. Conditions to Issuance of Stock Certificates. Any shares of Company Stock deliverable upon the settlement of Restricted Share Units may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock upon the settlement of Restricted Share Units or portion thereof prior to fulfillment of all of the following conditions:
(a)	The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and

(b)
The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its sole discretion, deem necessary or advisable; and

(c)	The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable; and

(d)
The receipt by the Company of full payment of all amounts which, under federal, state or local tax law, the Company (or Subsidiary) is required to withhold upon the settlement of the Restricted Share Units.

SECTION 3. Payment of Restricted Share Units and Election To Defer
3.1. Timing of Payment of Restricted Share Units. Subject to the Grantee’s election under Section 3.3, Restricted Share Units shall be paid in accordance with the following:
(a)	To the extent Restricted Share Units vest under Section 2.1, such Restricted Share Units shall be paid upon vesting.
(b)	To the extent Restricted Share Units vest under Section 2.2, such Restricted Share Units shall be paid upon termination of employment.
«Participant_Name»

3.2. Form of Payment. Vested Restricted Share Units shall be paid in shares of Company Stock.
3.3. Election to Defer Payment.
(a)
Subject to Section 3.3(b), the Grantee may irrevocably elect to defer payment of Restricted Share Units under Section 3.1 to either: (i) the date of the Grantee’s termination of employment; or (ii) a date specified by the Grantee.

(b)
The Grantee’s election under paragraph (a) above shall be made in such manner and at such time as required by the Company and shall apply to all Restricted Share Units granted hereunder. If the Grantee elects to defer payment of Restricted Share Units to termination of employment and at that time the Grantee is a key employee (as defined in Section 416(i) of the Internal Revenue Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then the payment of vested Restricted Share Units shall not be paid until the sixth month anniversary of Employee’s termination of employment (without interest for the delay in payment).

(c)
If the Grantee elects to defer payment to a specific date under paragraph (a) above and the Grantee should die prior to such specified date, then payment of the Grantee’s vested Restricted Share Units shall be paid upon his death to the Grantee’s designated beneficiary and if the Grantee has not designated a beneficiary then to the Grantee’s estate.

SECTION 4. Other Provisions
4.1. Administration. The Committee shall have the power to interpret the Plan and this Restricted Share Unit Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend, or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Grantee, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or the Restricted Share Units. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Restricted Share Unit Agreement except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.
4.2. Restricted Share Units Not Transferable. Neither the Restricted Share Units nor any interest or right therein or part thereof shall be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Restricted Share Units have been issued, and all restrictions applicable to such shares have lapsed. Neither the Restricted Share Units nor any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of the Grantee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.
«Participant_Name»

4.3. Shares to Be Reserved. The Company shall at all times during the term of the Restricted Share Units reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Restricted Share Unit Agreement.
4.4. Notices. Any notice to be given under the terms of this Restricted Share Unit Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 4.4, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
4.5. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Restricted Share Unit Agreement.
4.6. Construction. This Restricted Share Unit Agreement shall be administered, interpreted, and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.
4.7. Severability. In the event that any provision of this Restricted Share Unit Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Restricted Share Unit Agreement and this Restricted Share Unit Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
4.8. Conformity to Securities Laws. The Grantee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, the applicable exemptive conditions of Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Share Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Restricted Share Unit Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
4.9. Withholding of Taxes. Company shall have the right to (i) make deductions from the number of shares of Common Stock otherwise deliverable to the Grantee under this Restricted Share Unit Agreement in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law provided; that, such amount shall not exceed the applicable minimum statutory withholding requirements, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.
4.10. Electronic Delivery and Electronic Signature. Grantee hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports, and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), Grantee hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.
«Participant_Name»

4.11. Inconsistencies between Plan Terms and Terms of Restricted Share Unit Agreement. If there is any inconsistency between the terms of this Restricted Share Unit Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Restricted Share Unit Agreement.
4.12. No Guarantee of Employment. Nothing in this Restricted Share Unit Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to discharge the Grantee at any time for any reason whatsoever, with or without cause.
4.13 Amendments. This Restricted Share Unit Agreement and the Plan may be amended without the consent of the Grantee provided that such amendment would not impair any rights of the Grantee under this Restricted Share Unit Agreement. No amendment of this Restricted Share Unit Agreement shall, without the consent of the Grantee, impair any rights of the Grantee under this Restricted Share Unit Agreement.
IN WITNESS WHEREOF, this Restricted Share Unit Agreement has been executed and delivered by the parties hereto.

Tractor Supply Company	Grantee

By:

«Participant_Name»

Taxpayer ID:

Current Address: Please note changes below
«Participant_Address»

«City,_State_Zip»

Address: please print

«Participant_Name»

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